UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 7, 2016

UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36720	27-2992077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 960-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

On January 7, 2016, Upland completed its purchase of substantially all of the assets of a California-based website analytics provider. The purchase price consideration paid was approximately $8.2 million in cash payable at closing (net of $0.2 million of cash acquired) and a $1.2 million cash holdback payable in 12 months (subject to indemnification claims). The foregoing excludes additional potential earnout payments tied to performance-based conditions.

In addition to the cash consideration described above, the Asset Purchase Agreement included a contingent share consideration component pursuant to which Upland expects to issue within the first year an aggregate of approximately $2.4 million in shares of its common stock to the seller based on achieving certain post-closing minimal revenue levels. The number of shares of Upland common stock to be issued will be determined based on the average closing price of Upland’s common stock on the five trading days prior to July 7, 2016. All of the shares to be issued to the seller will be unregistered shares. Additionally, the shares of Upland common stock will be issued pursuant to an exemption from the registration requirements under Section 5 of the Securities Act of 1933 provided by Section 4(2) thereof. With respect to securities that may be sold in reliance on Section 4(2) of the Securities Act, Upland expects to issue the shares subject to a representation that the recipient is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and to no more than 35 unaccredited investors and not to engage in general solicitation with respect to the sale of securities in connection with the acquisition or the issuance.

Item 8.01    Other Events.

On January 7, 2016, Upland entered into an agreement to purchase substantially all of the assets of a California-based website analytics provider. Upland expects the acquired product to generate approximately $4.5 million in revenue in 2016, subject to reductions for a deferred revenue discount as a result of GAAP purchase accounting. The purchase price consideration consisted of $8.2 million in cash payable at closing (net of $0.2 million of cash acquired), a $1.2 million cash holdback payable in 12 months (subject to indemnification claims) and the contingent share consideration described in Item 3.02 above. The foregoing excludes any potential earnout payments tied to performance-based conditions. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information presented in this Current Report on Form 8-K contains forward-looking statements which are subject to substantial risks, uncertainties and assumptions. Accordingly, you should not place undue reliance on these forward-looking statements. Forward-looking statements include any statement that does not directly relate to any historical or current fact and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our financial performance and our ability to achieve, sustain or increase profitability or predict financial results; our ability to attract and retain customers; our ability to deliver high-quality customer service; lack of demand growth for Enterprise Work Management applications; our ability to effectively manage our growth; our ability to consummate and integrate acquisitions and mergers; maintaining our senior management and key personnel; our ability to maintain and expand our direct sales organization; the performance of our resellers; our ability to adapt to changing market conditions and competition; our ability to successfully enter new markets and manage our international expansion; fluctuations in currency exchange rates; the operation and reliability of our third-party data centers and other service providers; and factors that could affect our business and financial results identified in Upland's filings with the Securities and Exchange Commission (the "SEC"), including Upland's most recent 10-K, filed with the SEC on March 31, 2015, and our recent Quarterly Report on Form 10-Q filed with the SEC on November 16, 2015. Additional information will also be set forth in Upland's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that Upland makes with the SEC. The forward-looking statements herein represent Upland’s views as of the date of this Current Report on Form 8-K and these views could change. However, while Upland may elect to update these forward-looking statements at some point in the future, Upland specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the views of Upland as of any date subsequent to the date of this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Upland Software, Inc., dated January 11, 2016.

Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPLAND SOFTWARE, INC.

By:	/s/ John T. McDonald
John T. McDonald Chief Executive Officer

Date: January 11, 2016